Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

To the shareholders and Board of Trustees
Ares Strategic Income Fund:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the PCAOB), the consolidated financial statements of Ares Strategic Income Fund (the Fund) as of December 31, 2023 and 2022, and for the year ended December 31, 2023, and for the period from December 5, 2022 (commencement of operations) to December 31, 2022, and our report dated March 14, 2024 expressed an unqualified opinion on those consolidated financial statements.

The senior securities information included in the registration statement (No. 333-264145) on Form N-2 of the Fund for the year ended December 31, 2023, under the caption “Senior Securities” (the Senior Securities Table), has been subjected to audit procedures performed in conjunction with the audit of the Fund’s respective consolidated financial statements. The Senior Securities Table is the responsibility of the Fund’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the respective consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with the instructions to Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the respective consolidated financial statements as a whole.

/s/ KPMG LLP

Los Angeles, California
April 26, 2024